Exhibit 10.18

Letter to NEOs re. Omnibus Plan Awards

[Bumble Letterhead]

[Date], 2023

Re: Good Reason Termination Addition

Dear Award Holder,

You are receiving this letter (this “Letter”) because you hold one or more awards (each, an “Award”) under the Bumble Inc. 2021 Omnibus Incentive Plan (the “Plan”). For additional information regarding your Award(s), please refer to your Fidelity account and your award agreement(s) (each, an “Award Agreement”).

We are pleased to inform you that the Board of Directors of Bumble Inc. (“Bumble”) approved a modification to your outstanding Award(s) to provide that if you terminate your employment or service, as applicable, for “Good Reason” (as defined in your employment agreement) within the two-year period following a “Change in Control” (as defined in the Plan), your Award(s) will accelerate and vest and become exercisable (if applicable) in full upon such termination.

For the avoidance of doubt, except as provided in this Letter, your Award(s) remains unchanged and will continue in full force and effect in accordance with your Award Agreement(s) and the underlying Plan documents.

If you have any questions, please reach out to [equity compensation mailbox email address]. We thank you for your continued hard work and dedication to Bumble!

Sincerely,
Bumble Inc.

By:
Name:
Its:

TIME \@ "M/d/yy h:mm am/pm" \* MERGEFORMAT 2/17/23 1:43 PM003957-0003-15408-ACTIVE.51364392.2